UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2025

THE SHYFT GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Michigan	001-33582	38-2078923
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

41280 Bridge Street, Novi, Michigan	48375
(Address of Principal Executive Offices)	(Zip Code)

(517) 543-6400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	SHYF	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

ITEM 8.01. Other Events.

As previously disclosed, on December 16, 2024, The Shyft Group, Inc., a Michigan corporation (“Shyft” or the “Company”), entered into that certain Agreement and Plan of Merger (as amended, restated or otherwise modified from time to time, the “Merger Agreement”), dated as of December 16, 2024, by and among Shyft, Aebi Schmidt Holding AG, a Switzerland Aktiengesellschaft (“Aebi Schmidt”), ASH US Group, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Aebi Schmidt (“Holdco”), and Badger Merger Sub, Inc., a Michigan corporation and a direct, wholly owned subsidiary of Holdco (“Merger Sub”), pursuant to which, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Shyft (such transaction, the “Merger”), with Shyft surviving the Merger as a direct, wholly-owned subsidiary of Holdco and as an indirect, wholly-owned subsidiary of Aebi Schmidt.

In connection with the Merger, (a) Aebi Schmidt filed a registration statement on Form S-4 (Registration No. 333-286373) with the Securities and Exchange Commission (the “SEC”) on April 4, 2025, and (b) Shyft filed its definitive proxy statement on Form DEFM14A (Primary File No. 001-33582) with the SEC on May 14, 2025 (as may be amended or supplemented from time to time, the “Proxy Statement”) with respect to the special meeting of Shyft’s shareholders (the “Special Meeting”) to be held in connection with the transactions contemplated by the Merger Agreement. The Special Meeting is scheduled for June 17, 2025, beginning at 10:00 a.m. Eastern Time. Shyft’s shareholders of record as of the close of business on May 13, 2025 will be eligible to vote at the Special Meeting. The information contained in this Current Report on Form 8-K (this “Current Report”) should be read in conjunction with the Proxy Statement, which should be read in its entirety.

Litigation Relating to the Merger

As of the date of this Current Report, two (2) complaints related to the Merger (the “Complaints”) have been filed: (i) Matthew Hamilton v. The Shyft Group, Inc., et al., Index No. 653237/2025, which was filed on May 27, 2025 in the Supreme Court of the State of New York County of New York, and (ii) John Thompson v. The Shyft Group, Inc., et al., Index No. 653256/2025, which was filed on May 28, 2025 in the Supreme Court of the State of New York County of New York. The Complaints were filed by purported shareholders of Shyft as separate, individual actions and allege that the Proxy Statement was materially incomplete due to certain misrepresentations and omissions in violation of the common law of the State of New York. The Complaints name Shyft and its directors as defendants and seek, among other relief, an order enjoining the consummation of the Merger. There can be no assurance regarding the ultimate outcome of the Complaints.

As of the date of this Current Report, attorneys representing a number of purported shareholders of Shyft have also delivered a number of demand letters to Shyft (the “Demand Letters”) alleging that the disclosures contained in the Proxy Statement are deficient and requesting that Shyft supplement such disclosures prior to the Special Meeting. The Demand Letters threaten Shyft with lawsuits if the purported deficiencies in the Proxy Statement are not addressed.

It is possible that additional, similar complaints may be filed, that the Complaints may be amended, or that additional demand letters will be received by Shyft. If this occurs, Shyft does not intend to announce the filing or receipt of each additional, similar complaint or demand letter or any amended complaint unless required by applicable law.

Shyft and the other named parties in the Complaints and the Demand Letters believe that the claims asserted by the Demand Letters and the Complaints are without merit and that the disclosures in the Proxy Statement comply fully with applicable law. However, solely to moot the unmeritorious disclosure claims and to reduce the costs, risks and uncertainties inherent in potential litigation, Shyft has determined to voluntarily supplement the Proxy Statement as described in this Current Report. Nothing in this Current Report shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, Shyft specifically denies all allegations set forth in the Complaints and the Demand Letters that any additional disclosure in the Proxy Statement was or is required.

Supplemental Disclosures

The following disclosures supplement the disclosures contained in the Proxy Statement and should be read in conjunction with the disclosures contained in the Proxy Statement, which should be read in its entirety. The information contained in this Current Report is incorporated by reference into the Proxy Statement. All page references in this Current Report are to pages in the Proxy Statement. Capitalized terms used in this Current Report, but not otherwise defined herein, have the meanings ascribed to such terms in the Proxy Statement.

To the extent that information in this Current Report differs from, or updates information contained in, the Proxy Statement, the information in this Current Report shall supersede or supplement the information in the Proxy Statement. Except as otherwise described in this Current Report or the documents referred to, contained in or incorporated by reference in this Current Report, the Proxy Statement, the annexes to the Proxy Statement and the documents referred to, contained in or incorporated by reference in the Proxy Statement are not otherwise modified, supplemented or amended.

If you have not already submitted a proxy for use at the Special Meeting to vote to, among other things, adopt and approve the Merger, you are urged to do so promptly. This Current Report does not affect the validity of any proxy card or voting instructions that Shyft shareholders may have previously received or delivered. No action is required by any Shyft shareholder who has previously delivered a proxy or voting instructions and who does not wish to revoke or change such proxy or voting instructions. The board of directors of Shyft continues to recommend that you vote “FOR” the proposals to be voted on at the Special Meeting as described in the Proxy Statement.

For clarity, new text within restated disclosures from the Proxy Statement is highlighted with bold, underlined text, while deleted text is ~~bold and stricken-through~~.

1.       The first and second paragraphs under the section captioned “Opinion of Shyft’s Financial Advisor– Summary of Financial Analyses – Discounted Cash Flow Analysis,” starting on page 88 of the Proxy Statement are hereby supplemented by amending and restating such paragraphs as follows:

Deutsche Bank performed a discounted cash flow (“DCF”) analysis for Shyft using both the Shyft Management (Incl. Blue Arc) Case and the Shyft Management (Excl. Blue Arc) Case. Deutsche Bank calculated the DCF values as the sum of the net present values of (i) the estimated future unlevered after-tax cash flows that Shyft will generate for the period 2024 through 2028 in each case, plus (ii) the terminal value of Shyft at the end of such period in each case. The terminal values for Shyft were calculated based on projected EBITDA for 2028 and a range of multiples of 6.5x to 7.5x in the case of the Shyft Management (excl. Blue Arc) Case and 7.0x to 8.0x in the case of the Shyft Management (incl. Blue Arc) Case. Deutsche Bank selected such multiples based on its review of the trading characteristics of the common stock of the Selected Companies. Deutsche Bank used discount rates ranging from 13.0% to 14.0% in both cases to derive ranges of implied total enterprise value for Shyft of approximately $625 million to $720 million excluding Blue Arc and approximately $800 million to $920 million including Blue Arc. Deutsche Bank noted that (a) the present value of the terminal value of Shyft ranged from approximately $479 million to approximately $573 million excluding Blue Arc and from approximately $640 million to approximately $758 million including Blue Arc, and (b) the present value of the free cash flows of

Shyft ranged from approximately $145 million to approximately $148 million excluding Blue Arc and from approximately $158 million to approximately $161 million including Blue Arc. Assuming net indebtedness of approximately $89 million for Shyft as of September 30, 2024, as provided by Shyft management, Deutsche Bank derived ranges of implied aggregate equity value of Shyft of approximately $535 million to $630 million excluding Blue Arc and approximately $710 million to $830 million including Blue Arc. The foregoing discount rates were derived using a weighted average cost of capital analysis based on certain financial metrics, including betas, for Shyft and the Selected Companies. Taking into account approximately 35.34 million shares of Shyft Common Stock on a fully diluted basis as provided by Shyft management using the treasury stock method, Deutsche Bank calculated that these ranges of implied aggregate enterprise value resulted in ranges of implied value per share of Shyft Common Stock of approximately $15.15 to $17.90 per share excluding Blue Arc and approximately $20.05 to $23.50 per share including Blue Arc.

Deutsche Bank also performed a DCF analysis for the Aebi Schmidt Management Case. Deutsche Bank calculated the DCF values as the sum of the net present values of (i) the estimated future unlevered after-tax cash flows that Aebi Schmidt will generate for the period 2024 through 2028 plus (ii) the terminal value of Aebi Schmidt at the end of such period. The terminal values for Aebi Schmidt were calculated based on projected EBITDA for 2028 and a range of multiples of 7.5x to 8.5x. Deutsche Bank selected such multiples based on its review of the trading characteristics of the common stock of the Selected Companies. Deutsche Bank used discount rates ranging from 11.5% to 12.5% to derive a range of implied total enterprise value for Aebi Schmidt of approximately $1,015 million to $1,145 million. Deutsche Bank noted that (a) the present value of the terminal value of Aebi Schmidt ranged from approximately $725 million to approximately $850 million, and (b) the present value of the free cash flows of Aebi Schmidt ranged from approximately $290 million to approximately $295 million. Assuming net indebtedness of approximately $394 million for Aebi Schmidt as of September 30, 2024, as provided by Aebi Schmidt management (net of cash to be paid by Aebi Schmidt for its acquisition of Ladog), Deutsche Bank derived ranges of implied aggregate equity value of Aebi Schmidt of approximately $620 million to $750 million. The foregoing discount rates were derived using a weighted average cost of capital analysis based on certain financial metrics, including betas, for Aebi Schmidt and the Selected Companies.

2.       The seventh paragraph under the section captioned “Opinion of Shyft’s Financial Advisor” starting on page 84 of the Proxy Statement is hereby supplemented by amending and restating such paragraph as follows:

Shyft engaged Deutsche Bank as its financial advisor in connection with the Transactions based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Pursuant to an engagement letter, dated as of October 30, 2024, by and between Shyft and Deutsche Bank, Shyft has agreed to pay Deutsche Bank aggregate fees, a substantial portion of which is to be determined based on the aggregate consideration to be received by Shyft shareholders and is contingent upon consummation of the Transactions. ~~As part of these aggregate fees, Shyft paid Deutsche Bank $1.5 million upon the delivery of Deutsche Bank’s opinion (or such fees would have been paid pursuant to such engagement letter if Deutsche Bank had advised Shyft that it was unable to render its opinion).~~ Based on Shyft's closing share price on June 4, 2025, Deutsche Bank's advisory fee would be approximately $7.2 million, of which $1.5 million was previously paid by Shyft when Deutsche Bank rendered its fairness opinion to the Shyft Board of Directors (or such fees would have been paid pursuant to Shyft's engagement letter with Deutsche Bank if Deutsche Bank had advised Shyft that it was unable to render its opinion), and the remainder of Deutsche Bank's advisory fee will be paid at the Closing. Shyft has also agreed to reimburse Deutsche Bank for reasonable and documented fees, expenses and disbursements of Deutsche Bank’s counsel and all of Deutsche Bank’s reasonable and documented travel and other out-of-pocket expenses incurred in connection with the Transactions or otherwise arising out of the retention of Deutsche Bank under the engagement letter. Shyft has also agreed to indemnify Deutsche

Bank and certain related persons to the fullest extent lawful against certain liabilities arising out of its engagement or the Transactions.

3.       A new paragraph captioned “Executive Retention; Employment Matters” under the section captioned “The Merger” of the Proxy Statement is hereby inserted immediately following the paragraph captioned “The Merger – Background of the Merger”

“Executive Retention; Employment Matters”

In approving the Merger Agreement and the Transactions, Shyft’s Board and the Human Resources and Compensation Committee (the “HRCC”) of Shyft’s Board reviewed, among other things, issues related to executive retention and related employment matters.  Both Shyft’s Board and the HRCC sought to incentivize certain executive officers of Shyft to continue their employment with Aebi Schmidt through and following the Merger.  Shyft’s Board and the HRCC understood and considered that, in the event that an executive incurred (i) material and permanent diminution in the executive’s position, authority, duties or responsibilities, (ii) a material reduction in the aggregate value of the executive’s base salary and incentive opportunity or (iii) a permanent reassignment to a principal work site that is more than 40 miles from the executive’s current work site, any such event would entitle the executive to resign for Good Reason as described in The Shyft Group, Inc. Executive Severance Plan.  See “Interests of Shyft’s Executive Officers and Non-Employee Directors in the Merger – Executive Severance Plan.”  The HRCC also considered laws applicable to Swiss-domiciled companies, often referred to as the Minder rules, that would impact the structure of severance benefits for any executives of Shyft appointed to the management board or the executive board of Aebi Schmidt following the Merger.

Through discussions with Aebi Schmidt, it was understood that Mr. Dunn would likely not be provided a role with Aebi Schmidt that would be commensurate with his title of Chief Executive Officer of Shyft.  The HRCC and the Board also determined that taking measures designed to retain Joshua Sherbin and Jacob Farmer during the period between signing and closing was important in order to facilitate the actions needed to close the Merger and would likely be important to the success of Aebi Schmidt following the Merger.  Working with its independent compensation consultant, the HRCC determined to approve certain retention compensation arrangements for Messrs. Sherbin and Farmer.  See “Interests of Shyft’s Executive Officers and Non-Employee Directors in the Merger – Special Cash Retention and Restricted Stock Awards.”  In May 2025 Mr. Sherbin informed the Board and Aebi Schmidt that if the Merger is consummated, he intended to resign his employment for Good Reason pursuant to the Company’s Executive Severance Plan.  Thereafter, on May 19, 2025, Shyft and Mr. Sherbin entered into a transition and separation agreement pursuant to which, among other things, Mr. Sherbin agreed to forfeit all of the restricted shares of Shyft Common Stock that he was granted and retained in December 2024 (and any Merger consideration related to those shares), as well to repay and/or forfeit all of the retention award that he was granted in December 2024.

4.       The fourth and sixth paragraphs on page 66, the last paragraph on page 68, the tenth paragraph on page 70, the third, fifth and eighth paragraphs on page 71, in each case, under the section captioned “The Merger – Background of the Merger” starting on page 65 of the Proxy Statement are hereby supplemented by amending and restating such paragraphs as follows:

Over the course of the second half of 2022 through the first fiscal quarter of 2023, Shyft received inquiries from Company A regarding a potential business collaboration or a strategic transaction with Shyft. On September 22, 2022, to facilitate the exploration of such potential strategic transaction, Shyft and Company A executed a confidentiality agreement, which included customary non-disclosure and non-use provisions and a customary standstill provision that would terminate if, among other things, Shyft entered into an agreement providing for the acquisition of Shyft by a third party. The confidentiality agreement with Company A also included a “don’t ask, don’t waive” provision, which prohibits Company A from publicly requesting an amendment or waiver of the standstill restrictions in the Initial Confidentiality Agreement during the standstill period. Following the execution of the confidentiality agreement with Company A, representatives of Shyft and Company A held a series of preliminary discussions regarding a potential business collaboration or a strategic transaction. In August 2023, Company A consummated an alternative transaction with a third party and discontinued further communications with Shyft or its representatives until representatives of Deutsche Bank held the videoconference call with representatives of Company A on November 4, 2024, as discussed in further detail below.

On January 16, 2023, to facilitate the parties’ further discussions and the exchange of certain information in connection with a potential transaction, Shyft and Aebi Schmidt entered into a mutual Confidentiality Agreement (the “Initial Confidentiality Agreement”). The Initial Confidentiality Agreement included customary non-disclosure and non-use provisions and a customary standstill provision that would terminate if, among other things, Shyft entered into an agreement providing for the acquisition of Shyft by a third party. The Initial Confidentiality Agreement also included a “don’t ask, don’t waive” provision, which prohibits Aebi Schmidt from publicly requesting an amendment or waiver of the standstill restrictions in the Initial Confidentiality Agreement during the standstill period.

On September 30, 2024, Aebi Schmidt and Shyft entered into the Confidentiality Agreement to extend the term of the Initial Confidentiality Agreement until September 30, 2026. The amended Confidentiality Agreement contained substantially the same terms as the Initial Confidentiality Agreement, including customary mutual non-disclosure and non-use provisions and a customary standstill provision that would terminate if, among other things, Shyft entered into an agreement providing for the acquisition of Shyft by a third party. The amended Confidentiality Agreement with Aebi Schmidt also included the same “don’t ask, don’t waive” provision contained in the Initial Confidentiality Agreement. On October 1, 2024, the parties held a joint videoconference call between Messrs. Fruithof, Schenkirsch, Schewerda, Dunn, Sherbin, Farmer and VanDieren and representatives from Deutsche Bank and Alantra, during which each team shared presentations to progress discussions with respect to a potential strategic transaction, which included a review and discussion of Shyft’s and Aebi Schmidt’s respective businesses and financial forecasts.

Also on November 1, 2024, at the direction of Shyft’s Board and management, Deutsche Bank commenced outreach to third parties in connection with a pre-signing market check to gauge interest in a potential strategic transaction with Shyft. Deutsche Bank initially approached six (6) third parties on a no-names basis to gauge interest in a potential strategic transaction. As part of the outreach, Deutsche Bank distributed form confidentiality agreements containing customary confidentiality, standstill and non-use provisions to such third parties. The form confidentiality agreements did not include “don’t ask, don’t waive” provisions prohibiting Shyft’s counterparties from publicly requesting an amendment or waiver of the standstill restrictions in the form confidentiality agreements during the standstill period.

On November 5, 2024, representatives of Deutsche Bank held another call with representatives of Company A to further discuss whether Company A had potential interest in a strategic transaction. During the videoconference, representatives of Company A informed representatives of Deutsche Bank that Company A would not pursue a potential strategic transaction at that time due to Company A’s focus on other internal initiatives and its existing acquisition strategy to pursue strategic opportunities with higher profitability. Later that same day, certain representatives of Company E executed a negotiated confidentiality agreement with Shyft. The confidentiality agreement with Company E included customary non-disclosure and non-use provisions and a customary standstill provision that would terminate if, among other things, Shyft entered into an agreement providing for the acquisition of Shyft by a third party. The confidentiality agreement with Company E did not include a “don’t ask, don’t waive” provision prohibiting Company E from publicly requesting an amendment or waiver of the standstill restrictions in the confidentiality agreement during the standstill period. By its terms, the standstill expired upon the announcement of Shyft’s entry into the Merger Agreement.

On November 7, 2024, representatives of Company F and Company B each executed their respective negotiated confidentiality agreements with Shyft. Each of the confidentiality agreement with Company F and Company B included customary non-disclosure and non-use provisions and a customary standstill provision that would terminate if, among other things, Shyft entered into an agreement providing for the acquisition of Shyft by a third party. The confidentiality agreements with Company F and Company B did not include “don’t ask, don’t waive” provisions prohibiting Company F or Company B from publicly requesting an amendment or waiver of the standstill restrictions in the applicable confidentiality agreement during the standstill period. By its terms, each standstill expired upon the announcement of Shyft’s entry into the Merger Agreement.

On November 10, 2024, representatives of Company C executed a negotiated confidentiality agreement with Shyft. The confidentiality agreement with Company C included customary non-disclosure and non-use provisions and a customary standstill provision that would terminate if, among other things, Shyft entered into an agreement providing for the acquisition of Shyft by a third party. The confidentiality agreement with Company C did not include a “don’t ask, don’t waive” provision prohibiting Company C from publicly requesting an amendment or waiver of the standstill restrictions in the confidentiality agreement during the standstill period. By its terms, the standstill expired upon the announcement of Shyft’s entry into the Merger Agreement.

Forward Looking Statement

Certain statements in this Current Report are forward-looking statements. In some cases, Shyft has identified forward-looking statements by such words or phrases as “will likely result,” “is confident that,” “expect,” “expects,” “should,” “could,” “may,” “will continue to,” “believe,” “believes,” “anticipates,” “predicts,” “forecasts,” “estimates,” “projects,” “potential,” “intends” or similar expressions identifying “forward-looking statements”, including the negative of those words and phrases. Such forward-looking statements are based on management’s current views and assumptions regarding future events, future business conditions and the outlook for Shyft based on currently available information. These forward-looking statements may include projections of Shyft’s future financial performance, Shyft’s anticipated growth strategies and anticipated trends in Shyft’s business. These statements are only predictions based on management’s current expectations and projections about future events. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement and may include statements regarding the expected timing and structure of the proposed transaction; the ability of the parties to complete the proposed transaction considering the various closing conditions; the expected benefits of the proposed transaction, such as improved operations, enhanced revenues and cash flow, synergies, growth potential, market profile, business plans, expanded portfolio and financial strength; the competitive ability and position of the combined company following completion of the proposed transaction; and anticipated growth strategies and anticipated trends in Shyft’s, Aebi Schmidt’s and, following the completion of the proposed transaction, the combined company’s business.

Additional factors that could cause actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements include, among others, the non-satisfaction or non-waiver, on a timely basis or otherwise, of one or more closing conditions to the proposed transaction; the prohibition or delay of the consummation of the proposed transaction by a governmental entity; the risk that the proposed transaction may not be completed in the expected time frame; unexpected costs, charges or expenses resulting from the proposed transaction; uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the proposed transaction or integration; the ability of the combined company to implement its business strategy; difficulties and delays in achieving revenue and cost synergies of the combined company; inability to retain and hire key personnel; negative changes in the relationships with major customers and suppliers that adversely affect revenues and profits; disruptions to existing business operations; the occurrence of any event that could give rise to termination of the proposed transaction; potential litigation in connection with the proposed transaction or other settlements or investigations that may affect the timing or occurrence of the contemplated transaction or result in significant costs of defense, indemnification and liability; risks related to ownership of Aebi Schmidt common stock; uncertainty as to the long-term value of the combined company’s common stock; and the diversion of Shyft’s and Aebi Schmidt’s management’s time on transaction-related matters. These risks, as well as other risks associated with the businesses of Shyft and Aebi Schmidt, are more fully discussed in the combined proxy statement/prospectus. Although management believes the expectations reflected in the forward-looking statements are reasonable, Shyft cannot guarantee future results, level of activity, performance or achievements. Moreover, neither management, Shyft nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Shyft wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Shyft is under no duty to and specifically declines to undertake any obligation to publicly revise or update any of these forward-looking statements after the date of this Current Report to conform its prior statements to actual results, revised expectations or to reflect the occurrence of anticipated or unanticipated events.

Additional information concerning these and other factors that may impact Shyft’s and Aebi Schmidt’s expectations and projections can be found in Shyft’s periodic filings with the SEC, including Shyft’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, any subsequent Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Shyft’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to buy or sell, or the solicitation of an offer to buy or sell, any securities, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made in the United States absent registration under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

Participants in the Solicitation

Shyft, Aebi Schmidt and certain of their respective directors and executive officers and other members of their respective management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed transaction, including a description of their direct or indirect interests in the transaction, by security holdings or otherwise, are set forth in the combined proxy statement/prospectus and other relevant materials filed with the SEC. Information regarding the directors and executive officers of Shyft is contained in the sections entitled “Election of Directors” and “Ownership of Securities” included in Shyft’s proxy statement for the

2025 annual meeting of stockholders, which was filed with the SEC on March 31, 2025 (and which is available at sec.gov/Archives/edgar/data/743238/000114036125011166/ny20039255x1_def14a.htm), in the section entitled “Directors, Executive Officers, and Corporate Governance” included in Shyft’s Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on February 20, 2025 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0000743238/000143774925004501/shyf20241231c_10k.htm), in the section entitled “Risk Factors” included in Shyft’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 1, 2025, which was filed with the SEC on April 24, 2025 (and which is available at https://www.sec.gov/ix doc=/Archives/edgar/data/0000743238/000143774925012861/shyf20250331c_10q.htm), and certain of its Current Reports filed on Form 8-K. These documents can be obtained free of charge from the sources indicated below.

Additional Information And Where To Find It

Aebi Schmidt has filed the Registration Statement on Form S-4 with the SEC in connection with the proposed transaction. The Form S-4 contains a combined proxy statement/prospectus of Shyft and Aebi Schmidt. Aebi Schmidt and Shyft prepared and filed the combined proxy statement/prospectus with the SEC and Shyft will mail the combined proxy statement/prospectus to its stockholders and file other documents regarding the proposed transaction with the SEC. This communication is not a substitute for any registration statement, proxy statement/prospectus or other documents that may be filed with the SEC in connection with the proposed transaction. INVESTORS SHOULD READ THE COMBINED PROXY STATEMENT/PROSPECTUS AND SUCH OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THE COMBINED PROXY STATEMENT/PROSPECTUS AND SUCH DOCUMENTS, BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The Form S-4, the combined proxy statement/prospectus and all other documents filed with the SEC in connection with the transaction will be available when filed free of charge on the SEC’s web site at www.sec.gov. Copies of documents filed with the SEC by Shyft will be made available free of charge on Shyft’s investor relations website at https://theshyftgroup.com/investor-relations/.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, The Shyft Group, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SHYFT GROUP, INC.

Date: June 6, 2025	By:	/s/ Joshua A. Sherbin
	Name:	Joshua A. Sherbin
	Title:	Chief Legal Officer, Chief Compliance Officer, and Corporate Secretary